EXHIBIT 12.6

JERSEY CENTRAL POWER & LIGHT COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended
	December 31,	Jan. 1-	Nov. 7-	Year Ended December 31,
	2000	Nov. 6, 2001	Dec. 31, 2001	2002	2003	2004
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$210,812	$34,467	$30,041	$251,895	$68,017	$111,639
Interest and other charges, before reduction for
amounts capitalized	105,799	95,727	16,919	100,365	94,719	84,191
Provision for income taxes	119,875	52	20,101	181,855	46,440	95,112
Interest element of rentals charged to income (a)	6,229	3,913	124	3,239	5,374	7,589
Earnings as defined	$442,715	$134,159	$67,185	$537,354	$214,550	$298,531

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest on long-term debt	$85,220	$77,205	$14,234	$92,314	$87,681	$80,840
Other interest expense	9,879	9,427	1,080	(2,643)	1,691	3,351
Subsidiary’s preferred stock dividend requirements	10,700	9,095	1,605	10,694	5,347	--
Interest element of rentals charged to income (a)	6,229	3,913	124	3,239	5,374	7,589
Fixed charges as defined	$112,028	$99,640	$17,043	$103,604	$100,093	$91,780

CONSOLIDATED RATIO OF EARNINGS TO FIXED
CHARGES	3.95	1.35	3.94	5.19	2.14	3.25

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(a)  Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

EXHIBIT 12.6

JERSEY CENTRAL POWER & LIGHT COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,	Jan. 1-	Nov. 7-	Year Ended December 31,

	2000	Nov. 6, 2001	Dec. 31, 2001	2002	2003	2004
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$210,812	$34,467	$30,041	$251,895	$68,017	$111,639
Interest and other charges, before reduction for
amounts capitalized	105,799	95,727	16,919	100,365	94,719	84,191
Provision for income taxes	119,875	52	20,101	181,855	46,440	95,112
Interest element of rentals charged to income (a)	6,229	3,913	124	3,239	5,374	7,589
Earnings as defined	$442,715	$134,159	$67,185	$537,354	$214,550	$298,531

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS):
Interest on long-term debt	$85,220	$77,205	$14,234	$92,314	$87,681	$80,840
Other interest expense	9,879	9,427	1,080	(2,643)	1,691	3,351
Preferred stock dividend requirements	17,604	13,642	2,303	9,230	5,235	500
Adjustments to preferred stock dividends to state on a
pre-income tax basis	3,928	7	467	(1,057)	(77)	426
Interest element of rentals charged to income (a)	6,229	3,913	124	3,239	5,374	7,589
Fixed charges as defined plus preferred stock dividend requirements (pre-income tax basis)	$122,860	$104,194	$18,208	$101,083	$99,904	$92,706
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS	3.60	1.29	3.69	5.32	2.15	3.22

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(a)  Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.